MASTERWORKS

Available Now | **Pierre Soulages (21% | $1M)**

MASTERWORKS


AVAILABLE NOW
PIERRE SOULAGES

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Why We Like This Painting

Strong Record Price Growth

Paintings by Pierre Soulages have a record price compound annual growth rate of **21.0%**[1] based on public records as tracked by Masterworks and third-party data sources.



Recent Masterworks Exit

In November 2022, Masterworks exited a Soulages painting realizing a **13.9% Net Annualized Return**[2] to investors in the initial offering, net of all fees.



In High Demand

More than half of Soulages' top 20 auction records were achieved **in the last 3 years**.



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About Soulages

A Rare Honoree

In 2019, Soulages (b. 1919 – d. 2022) became **only the 3rd artist** to be honored with a solo show at the Louvre in Paris, alongside Pablo Picasso and Marc Chagall.



Extremely Prolific

Paintings by Soulages are in some of the most important permanent collections in the world, including the **Guggenheim Museum** in New York, the **Tate Modern** in London, and the **Centre Pompidou** in Paris, among others.



A National Figure

After his death in 2019, **France held a national tribute** in honour of Soulages at the Louvre, which was presided over by President Emmanuel Macron.



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Important Disclosures

Initial Price Offering is $1,026,000

More information on the Offering Circular can be found at sec.gov

1. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Pierre Soulages have a record price compound annual growth rate ("CAGR") of 21.0% from May 10, 1984 to December 31, 2022. This calculation is based on (i) a record price of $11,000 on May 10, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $17,300,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

2. "Net Annualized Return" refers to the annualized internal rate of return, or IRR, net of all fees and costs, to holders of Class A ordinary shares from the primary offering, calculated from the final closing date of such offering to the date the sale is consummated. Masterworks sells artwork opportunistically and therefore the actual returns achieved by investors in select issuers that have sold a painting are not indicative of the investment performance of shares offered by the majority of other Masterworks issuers that have not yet sold a painting and past performance is not indicative of future performance. Masterworks is "testing the waters" under Regulation A under the Securities Act of 1933. Masterworks will only be able to make sales after an offering statement has been filed with the Securities and Exchange Commission (SEC) and the SEC has "qualified" the offering statement. no money or other consideration is being solicited, and if sent in response, will not be accepted. no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the issuer with the SEC has been qualified by the SEC, any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. an indication of interest involves no obligation or commitment of any kind.

Masterworks is "testing the waters" under Regulation A under the Securities Act of 1933. Masterworks will only be able to make sales after an offering statement has been filed with the Securities and Exchange Commission (SEC) and the SEC has "qualified" the offering statement. no money or other consideration is being solicited, and if sent in response, will not be accepted. no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the issuer with the SEC has been qualified by the SEC, any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. an indication of interest involves no obligation or commitment of any kind. You must read the offering documents filed with the SEC before investing and the additional information available at https://www.masterworks.com/about/disclosure.

Investment advice provided by Masterworks Advisers, LLC, an SEC-registered investment adviser. Masterworks is not registered, licensed, or supervised as a broker dealer by the SEC, the Financial Industry Regulatory Authority (FINRA) or any other regulatory authority.

Masterworks, LLC is located at 225 Liberty St, 29th Floor, New York, NY 10281